                                                       Registration No. 333-

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                             SHILOH INDUSTRIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                                 51-0347683
  (State or Other Jurisdiction             (I.R.S. Employer Identification No.)
of Incorporation or Organization)


             402 Ninth Avenue, P.O. Box 2037, Mansfield, Ohio 44905 (Address of Principal Executive Offices Including Zip Code)

                     1993 KEY EMPLOYEE STOCK INCENTIVE PLAN
                            (Full Title of the Plan)

                              Robert L. Grissinger
          President, Chief Executive Officer and Chairman of the Board
                             Shiloh Industries, Inc.
                                402 Ninth Avenue
                                  P.O. Box 2037
                              Mansfield, Ohio 44905
                     (Name and Address of Agent For Service)

                                 (419) 525-2315
          (Telephone Number, Including Area Code, of Agent For Service)

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================
Title of                                          Proposed Maxi-              Proposed Maxi-              Amount of
Securities to               Amount to be          mum Offering                mum Aggregate               Registration
be Registered               Registered (1)        Price Per Share (2)         Offering Price (2)          Fee
-------------------------------------------------------------------------------------------------------------------------

Common Stock, $0.01         450,000               $17.9375                    $8,071,875                  $2,446
par value per share
=========================================================================================================================


(1) Pursuant to Rule 416 of the Securities Act of 1933 (the "Securities Act"), this Registration Statement also covers such additional Common Stock, $0.01 par value per share (the "Common Stock") as may become issuable pursuant to the anti-dilution provisions of the 1993 Key Employee Stock Incentive Plan (the "Plan").

(2) Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of such securities on the Nasdaq National Market on January 31, 1997, within five business days prior to filing.


                       Exhibit Index Appears on Page II-5

PROSPECTUS
                                  27,100 Shares

                             SHILOH INDUSTRIES, INC.

                                  COMMON STOCK
                            $0.01 PAR VALUE PER SHARE

         This Prospectus relates to up to 27,100 shares of the common stock, $.01 par value per share ("Common Stock"), of Shiloh Industries, Inc. (the "Company"), that have been awarded to the selling stockholder referred to herein (the "Selling Stockholder") pursuant to the Company's 1993 Key Employee Stock Incentive Plan (the "Plan"). The Company will not receive any proceedings from any sale of shares of Common Stock offered hereby.

         The shares of Common Stock may be sold through any of several methods, including transactions on the Nasdaq National Market, in the over-the-counter market at prevailing market prices at the time of sale or in privately negotiated transactions at prices agreed upon by the parties. See "Plan of Distribution."

         The Selling Stockholder and any brokers effecting sales on their behalf may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"), and commissions or discounts given by such brokers may be deemed to be underwriting commissions or discounts under the Securities Act.

         The Common Stock is listed on the Nasdaq National Market under the symbol "SHLO."

                                   ----------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                   ----------

         Neither delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affair of the Company since the date hereof or the dates as of which information is set forth herein.

                The date of this Prospectus is February 5, 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the SEC, located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's New York regional office located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at its Chicago regional office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a Web site, located at http://www.sec.gov., that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC.

         Additional information regarding the Company and the securities offered hereby is contained in the Registration Statement and the exhibits relating thereto, filed by the Company with the SEC under the Securities Act. For further information pertaining to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the SEC at prescribed rates.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents have been filed by the Company with the SEC and are hereby incorporated by reference in this Registration Statement:

         (a) Annual Report on Form 10-K for the fiscal year ended October 31, 1996; and

         (b) The description of the Common Stock which is contained in the Registration Statement filed under the Exchange Act for the purpose of registering such class of securities thereunder.

         All other reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                                   THE COMPANY

         This Prospectus incorporates documents of the Company by reference which are not presented herein or delivered herewith. The Company's documents (other than certain exhibits to any such documents) are available to any person to whom a copy of this Prospectus has been delivered, upon written or oral request to Shiloh Industries, Inc., 402 Ninth Avenue, P.O. Box 2037,
Mansfield, Ohio 44905, Attention: Craig A. Stacy, Chief Financial Officer and Treasurer, telephone number (419) 525-2315, and will be furnished without charge.

         The Company is a vertically integrated steel processor that supplies high quality blanks, stampings and processed steel to the automotive and other industries. The Company's products include steel blanks used principally by domestic and foreign automotive manufacturers for automobile fenders and hoods and heavy truck wheels and brake parts, as well as steel stampings used principally by automobile component manufacturers. The Company also designs, engineers and produces precision tools and dies for use in its own blanking and stamping operations as well as for sale to other industrial customers. In addition, the Company performs a variety of value-added intermediate steel processing services, such as pickling hot rolled steel and slitting, edge trimming, roller leveling and cutting to length hot and cold rolled steel.

         The Company's origins date back to 1950 when its predecessor, Shiloh Tool & Die Mfg. Company, began to design and manufacture precision tools and dies. The Company was organized as a Delaware corporation in April 1993 to serve as a holding company for seven operating subsidiaries. In June 1993, the Company effected a reorganization whereby these seven operating subsidiaries became direct or indirect subsidiaries of the Company. In July 1993, the Company completed an initial public offering of 3,782,500 shares of its Common Stock. The Company's principal executive offices are located at Suite 350, 1013 Centre Road, Wilmington, Delaware 19805 and its telephone number is (302) 998-0592. Unless otherwise indicated, all references to the "Company" refer to Shiloh Industries, Inc. and its direct and indirect subsidiaries.

         For more detailed information about the Company, reference is made to the Annual Report on Form 10-K for the year ended October 31, 1996, which is incorporated herein by reference. See "Available Information" and "Incorporation of Certain Documents by Reference."


                                 USE OF PROCEEDS

         All shares of Common Stock sold pursuant to this Prospectus will be sold by the Selling Stockholder for his own account, and the Company will not receive any proceeds from such sales.


                               SELLING STOCKHOLDER

         The shares of Common Stock covered by this Prospectus were issued by the Company to the Selling Stockholder pursuant to the exercise of stock options, which were granted under the Plan.

         All of the shares of Common Stock offered hereby were acquired by the Selling Stockholder prior to the date hereof in a transaction exempt from the registration requirements of the Securities Act. The Selling Stockholder may sell from time to time any of the shares of Common Stock covered by this Prospectus. Therefore, no estimate can be given as to the number of shares of Common Stock that may be reoffered for sale under this Prospectus at any given time.

         The table below sets forth the following information: (i) the name of the Selling Stockholder and positions held by such stockholder with the Company within the past three years; (ii) the number of shares of Common Stock of the Company beneficially owned by the Selling Stockholder as of the date hereof prior to the offering by this Prospectus; and (iii) the number of shares of Common Stock offered by the Prospectus for the account of the Selling Stockholder.


    Name and Former Position                                                       Shares to be
     of Selling Stockholder            Owned Shares          Offered Shares      Owned After Sale
     ----------------------            ------------          --------------      ----------------

Robert Sutter                             293,049                27,100               265,949
Vice President - Operations
Shiloh Corporation


                              PLAN OF DISTRIBUTION

         The Common Stock offered hereby may be sold from time to time in one or more transactions through any of several methods, including in transactions on the Nasdaq National Market, in ordinary brokerage transactions or block transactions, in distributions pursuant to and in accordance with the rules of the over-the-counter market on which the shares may trade, in negotiated transactions, through underwriters or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market price or at negotiated prices. The Selling Stockholder may effect such transactions by selling shares to or through a broker or brokers or underwriters, who may act as agent or principal or as both agent and principal, and such brokers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder, not to exceed that which is customary for the particular transactions. The Selling Stockholder and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act.

         Any shares of Common Stock covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this Prospectus.

Transfer Agent and Registrar
----------------------------

         KeyCorp is the Transfer Agent and Registrar of the Common Stock.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation shall have the power, and in some cases is required, to indemnify an officer or director who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement.

         Article VIII, Section 2 of the Company's Restated Certificate of Incorporation allows indemnification of officers and directors to the fullest extent permitted for a corporation organized under the laws of the State of Delaware. In addition, the Company has purchased liability insurance covering certain liabilities which may be incurred by the directors and officers of the Company and its subsidiaries in connection with the performance of their duties.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                                 LEGAL MATTERS

         The validity of the Common Stock offered under this Prospectus will be passed upon for the Company by Jones, Day, Reavis & Pogue, Cleveland, Ohio.

                                     EXPERTS

         The consolidated financial statements and schedules of the Company contained in the Company's Annual Report on Form 10-K for the year ended October 31, 1996, incorporated by reference herein, have been audited by Price Waterhouse, LLP, independent public auditors, as stated in their report included therein, and have been so incorporated in reliance upon such report and upon the authority of said firm as experts in accounting and auditing. To the extent that Price Waterhouse LLP audits and reports on future financial statements of the Company, and consents to the use of their report thereon, such future financial statements also will be incorporated by reference herein in reliance upon their report and said authority.

=======================================================================
                          TABLE OF CONTENTS


Available Information...............................................2

Incorporation of Certain Documents by Reference.....................2

The Company.........................................................2

Selling Stockholder.................................................3

Use of Proceeds.....................................................3

Plan of Distribution................................................3

Indemnification of Directors and Officers...........................4

Legal Opinion.......................................................4

Experts.............................................................4

No person is authorized to give any information or make any representations, other than those contained in this Prospectus, in connection with the offering made hereby. If given or made, no such information or representations may be relied upon as having been authorized by the Company or the Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, and there shall not be any sale of, these securities by any person in any jurisdiction in which it is unlawful for that person to make such an offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.



                        SHILOH
                   INDUSTRIES, INC.





                     27,100 Shares

                 Common Stock $.01 Par
                    Value Per Share







                 ---------------------

                      PROSPECTUS
                 ---------------------



                   February 5, 1997

                                     Part II

                    Information required in the Registration
                                   Statement.

         This Registration Statement relates to 450,000 shares of Common Stock, par value $.01 per share (the "Common Stock") of Shiloh Industries, Inc. (the "Company"), being registered for use under the Company's 1993 Key Employee Stock Incentive Plan (the "Plan").


Item 3.  Incorporation of Documents by Reference
         ---------------------------------------

         The following documents previously filed by Company with the Securities and Exchange Commission (the "SEC") are incorporated herein by reference and made a part hereof:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1996;

         (b) The description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed with the SEC on June 17, 1993 pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") for purposes of registering such securities thereunder, as such Registration Statement may have been amended from time to time; and

         (c) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.


Item 4.  Description of Securities
         -------------------------

         Not applicable. (Class of securities to be offered is registered under Section 12 of the Exchange Act.)


Item 5.  Interests of Named Experts and Counsel
         --------------------------------------

         Not Applicable.


Item 6.  Indemnification of Directors and Officers
         -----------------------------------------

         Article Eight Section 2 of the Company's Restated Certificate of Incorporation allows indemnification of officers and directors to the fullest extent permitted for a corporation organized under the laws of the State of Delaware. In addition, the Company has purchased liability insurance covering certain liabilities which may be incurred by the directors and officers of the Company in connection with the performance of their duties.

         The Company has entered into Indemnification Agreements with its directors and certain officers. Item 14 in Part II of Company's Registration Statement on Form S-1 (Reg. No. 33-62730), as amended is incorporated herein by reference.


Item 7.  Exemption from Registration Claims
         ----------------------------------

         The shares of Common Stock to be resold by the Selling Stockholder were issued to such stockholder pursuant to the exemption from registration under the Securities Act provided in Section 4(2) thereof. The Selling Stockholder was a senior executive of the Company at the time that such shares were issued to such stockholder pursuant to the Plan, and through such position had adequate access to information about the Company to make an informed investment decision.


Item 8.  Exhibits
         --------

         4        1993 Key Employee Stock Incentive Plan.

         5        Opinion of Jones, Day, Reavis & Pogue.

         23.1     Consent of Price Waterhouse LLP.

         23.2     Consent of Jones, Day, Reavis & Pogue -- See Exhibit 5.

         24       Power of Attorney.


Item 9.  Undertakings
         ------------

         (a)    The undersigned Company hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                       (i)    To include any prospectus required by Section 10
                              (a)(3) of the Securities Act of 1933 (the
                              "Securities Act");

                       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES


The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mansfield, State of Ohio, on this 4th day of February 1997.

                                          SHILOH INDUSTRIES, INC.



                                     By:  /s/ Robert L. Grissinger
                                          --------------------------------
                                          Robert L. Grissinger, President,
                                          Chief Executive Officer
                                          and Chairman of the Board

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.




                 Signature                                      Title                           Date
                 ---------                                      -----                           ----

/s/ Robert L. Grissinger                     President, Chief Executive Officer,          February 4, 1997
------------------------------------------   (Principal Executive Officer) and
Robert L. Grissinger                         Chairman of the Board


        *                                                                                 February 4, 1997
------------------------------------------   Chief Financial Officer and
Craig A. Stacy                               Treasurer (Principal Financial and
                                             Accounting Officer)

        *                                    Director                                     February 4, 1997
------------------------------------------
Dominick C. Fanello

        *                                    Director                                     February 4, 1997
------------------------------------------
James C. Fanello

        *                                    Director                                     February 4, 1997
------------------------------------------
Richard S. Gray

        *                                    Director                                     February 4, 1997
------------------------------------------
David J. Hessler

        *                                    Director                                     February 4, 1997
------------------------------------------
James A. Karman

        *                                    Director                                     February 4, 1997
------------------------------------------
Dieter Kaesgen

        *                                    Director                                     February 4, 1997
------------------------------------------
Curtis E. Moll

        *                                    Director                                     February 4, 1997
------------------------------------------
Theodore K. Zampetis




         * Robert L. Grissinger, the undersigned attorney-in-fact, by signing his name hereto, does hereby sign and execute this Registration Statement on behalf of the above indicated officers and directors thereof (constituting a majority of the directors) pursuant to a power of attorney filed with the Securities and Exchange Commission.



February 4, 1997                           By:  /s/ Robert L. Grissinger
                                                ------------------------
                                                Robert L. Grissinger, President,
                                                Chief Executive Officer
                                                and Chairman of the Board



                                  EXHIBIT INDEX
                                  -------------

                                                                                     Pagination by
                                                                                      sequential
   Exhibit                      Exhibit                                                numbering
   Number                     Description                                               system
   ------                     -----------                                               ------

      4         1993 Key Employee Stock Incentive Plan.

      5         Opinion of Jones, Day, Reavis & Pogue.

    23.1        Consent of Price Waterhouse LLP.

    23.2        Opinion and Consent of Jones, Day, Reavis & Pogue -- See Exhibit 5.

     24         Power of Attorney.
